Exhibit 99.1

Tasty Baking Company Accelerates Investment with Historic Route
Expansion and Brand Marketing in the Third Quarter

    PHILADELPHIA--(BUSINESS WIRE)--Oct. 6, 2003--

    Management comments on preliminary third quarter results

    Tasty Baking Company (NYSE: TBC) announced today that the company has entered new markets with the launch of 23 new direct store delivery routes. Last week, the company expanded west of its Philadelphia home base, entering the Pittsburgh, Cleveland, Youngstown and Akron markets. The Tastykake product line will be available in most area retailers.
    "This expansion marks the first significant step in our strategy to expand the Tastykake brand into new markets," said Charles Pizzi, President and CEO of Tasty Baking Company. "As outlined in the April 2003 Transformation Plan, the company is committed to growing the business through key strategic initiatives, including investing in marketing, growing core routes and entering new markets. Regarding new markets, we are committed to adding 15 to 25 new routes to our direct store delivery system each year. By adding 36 new routes and bringing our total routes to 500, this expansion represents the single largest route expansion in Tasty Baking Company's history."
    Vincent Melchiorre, Senior Vice President and Chief Marketing Officer, commented, "We have spent the last several months undertaking a rigorous assessment of the market potential in areas that can be bolted-on to our existing geography. Our decision to enter the Pittsburgh and Cleveland markets is a direct result of this assessment and is an important component of our Transformation Plan. This launch is being supported with a comprehensive marketing program to build brand awareness in these new markets. This expansion demonstrates our belief in the strength of the Tastykake brand and in the power of our direct store delivery system."
    David Marberger, Senior Vice President and CFO, said, "We stated during our second quarter conference call on July 31st that we would not be providing quarterly guidance for the second half of 2003 due to the accelerated level of investment necessary to position Tasty Baking Company for future growth. In the third quarter, we have aggressively implemented our investment plans. These investments include the company's comprehensive marketing campaign for single serve pies, launch of the new Tasty Kookies, funding of a fall promotional campaign using professional football players, funding the launch of these 23 new routes in Pittsburgh and Cleveland, and additional investment in people and infrastructure. We do not believe the current analysts' consensus estimate for the third quarter reflects the magnitude of these accelerated investments."
    For the quarter ended September 27, 2003, the company expects a net loss of $0.17 to $0.21 per fully diluted share. This reflects an estimated $2.0 million, or $0.18 per fully diluted share, in incremental investment spending compared to a year ago to fund the initiatives outlined above. Third quarter financial results will be announced on the morning of October 28th.
    Pizzi concluded, "These investments in the business are necessary and will be critical to laying the foundation for increased profitability and predictable growth in the long-run. While we believe we will see the benefits of these investments throughout 2004 and beyond, we are already encouraged by the positive momentum we are starting to see as we begin the fourth quarter."
    Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.
    Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500